                              CONTENTS

  Agreement
  ARTICLE I                Union Recognition
  ARTICLE II               Management Responsibility
  ARTICLE III              No Discrimination
  ARTICLE IIIA             Check Off
  ARTICLE IV               Hours and Overtime
  ARTICLE V                Seniority
  ARTICLE VI               Wages
  ARTICLE VII              Holidays
  ARTICLE VIII             Grievance Procedure
  ARTICLE IX               Arbitration
  ARTICLE X                Vacations
  ARTICLE XI               Leaves of Absence
  ARTICLE XII              General
  ARTICLE XIII             Insurance
  ARTICLE XIV              Pension Plan
  ARTICLE XV               Duration & Termination of Agreement
                           Allocation of Stewards
                           Rework Operations
                           Pilot run Operations
  EXHIBIT A                Classification
  EXHIBIT B-1              Wage Rate Schedule 1997-1998
  EXHIBIT B-2              Wage Rate Schedule 1998-1999
  EXHIBIT B-3              Wage Rate Schedule 1999-2000
  EXHIBIT C                Union Dues Authorization
  EXHIBIT D                Medical Downgrade Authorization
  EXHIBIT E                Reasonable Suspicion Testing
  EXHIBIT F                Weekly Insurance Premiums
  APPENDIX I               Weekend Overtime
  APPENDIX II              Letters of Understanding
  IUE - Cope Check-off form


                              AGREEMENT

  This Agreement is between Circuit Systems of Tennessee, a Tennessee Limited Partnership, (hereinafter call the "Company"), and the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, and its Local 796 (hereinafter called the "Union").

                             WITNESSETH:

  WHEREAS a majority of the employees of the Company in the collective bargaining unit to be covered by the terms of this Agreement have designated the union as the collective bargaining agent; the Company herewith recognizes the Union as the sole and exclusive collective bargaining representative for all employees in the unit hereafter specified in all matters pertaining to wages, hours and working conditions; and,

  WHEREAS the parties hereto desire to establish a standard of conditions and procedures under which employees shall work for the Company during the terms of this Agreement and desire to regulate the employment relations between the parties for the purpose of securing harmonious cooperation and the settling of all disputes by peaceful means that may arise in the employee-employer relationship.

  NOW THEREFORE, in consideration of the mutual promises and agreements herein contained the parties agree as follows:

                              ARTICLE I
                          UNION RECOGNITION

  Recognized to the extent required by federal law but limited exclusively to such legal requirement, the Company recognizes International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, and its Local 796, and its successors (Union) as the sole and exclusive bargaining agent for the production and maintenance employees of Circuit Systems of Tennessee, a Tennessee Limited Partnership, Greeneville, Tennessee plant ("Company").

                             ARTICLE II
                      MANAGEMENT RESPONSIBILITY

  The right to hire, layoff and discharge employees for just and lawful cause; and the management, disposition, and number of working forces, the right to contract out work, the right to make reasonable assignments of jobs; to determine the products to be manufactured, processed or handled by the employee; to establish production schedules, methods, processes and means and ends; to determine its general business practice and policy; to open new units, assembly lines, departments and operations and to terminate or close them; to make promotions to supervisory or executive positions; to increase or decrease the working force are among the sole prerogatives of the Company; provided, however, that this section will not be used to discriminate against the Union and membership thereof and also this section will not in any way abrogate or interfere with the employee's rights under the terms of this Agreement, including the use of the grievance and arbitration procedure.

                             ARTICLE III
                          NO DISCRIMINATION

  1. The provisions of this Agreement shall be applied to all employees without discrimination or preferential treatment for any reason prohibited by law, including age, sex, martial status, race, color, creed, disability, or national origin.

  2. All reference to employees in this Agreement designate both sexes, and wherever the male gender is used it shall be construed to include male and female employees.

  3. The Company agrees not to interfere with the rights of its employees to become members of the Union, and there shall be no discrimination, interference, restraint, or coercion by the Company or any of its agents against any employee because of Union membership or because of his acting as an officer or in any other bona fide activity on behalf of the Union.

  4. The Union recognizes its responsibility as a result of NLRB certification to represent all employees in the bargaining unit and agrees there will be no discrimination, interference, restraint, or coercion by the Union or any of its agents against any employee because of his refusal to join or participate in the Union or Union activities.

  5. The parties agree that they will not discriminate against those who are Vietnam era or disabled veterans.


                            ARTICLE IIIA
                              CHECK OFF

  1. The Company during the life of this Agreement agrees to make deductions of dues and the Union initiation fee of each employee who signs an "Authorization for Dues Check Off" form as shown in Exhibit "C" of the appendix of this Agreement.

  2. Deductions shall be paid within seven (7) days to the Local Union Financial Secretary, together with a listing showing the names of the employees from whose pay deductions were made and the amount of each.

  3.  The deduction  shall be  made weekly.   The  money deducted,
      however, shall be remitted to the Union monthly or on such other schedule as is agreed by the Union and the Company.

  4. Any employee who has authorized dues deductions in accordance with the foregoing shall be irrevocably committed to such deductions for a period ending as of each anniversary date of this Agreement, and shall be automatically renewed to each succeeding anniversary date unless written notice of revocation by certified mail is given to the Company and the Union within fifteen (15) days preceding such anniversary date.

                             ARTICLE IV
                         HOURS AND OVERTIME

  1. The basic work week shall consist of five (5) consecutive eight (8) hour work days. The basic work week shall begin for the first shift at 7:00 A.M. Monday morning and end at 3:00 P.M. on Friday afternoon. The basic work week for the second shift shall begin at 3:00 P.M. Monday and end at 11:00 P.M. on Friday; however, in some areas a special second shift may begin at 12:00 noon Monday and end at 8:30 P.M. on Friday. The basic work week for the third shift will begin at 11:00 P.M. on Sunday and end at 7:00 A.M. on Friday.

      The basic work hours of janitors, and of other employees whose duties require different hours (such as persons who are obliged to make work or equipment ready prior to processing) may be different. The above work schedule will be maintained except when mutually agreed between the Company and the Union to make any necessary changes. Particular problems in specific locations may require setting up operation schedules different from those listed above. In such instances the Company will discuss such new schedules with the Union before they are set up.

      No schedule will be set up of a discriminatory or unreasonable nature. If a schedule is created that begins or ends more than one and one-half hours before or after the normal workweek, the Union and Company will meet and discuss the appropriate shift premium for such schedule. When such changes in schedules are made the new schedules will be staffed with employees with the greatest seniority who volunteer to work such schedules before assignment of the least senior employees is made.

      In all events of schedule changes the Union and employees will be given one (1) week advance notice of such change. In any event of schedule change where no mutual agreement is arrived at, the Company may establish new schedules in which event the Union has recourse to the grievance and arbitration procedure if they feel the Company action is discriminatory or unreasonable. When regularly scheduled or emergency overtime is required the Union will offer full cooperation in securing the services of all employees required for the overtime work. However, should any employee agree to work overtime and then fail to report for such scheduled overtime work without good cause he will automatically be subject to a one (1) day disciplinary layoff. Where overtime work is required on first shift operations it is agreed that the starting time of the second shift shall begin no more than two (2) hours after the regular quitting time of the first shift. Employees will be given one (1) day advance notice of such schedule.

  2.  Employees will be paid for overtime work as follows:

      (a) Time and one-half the employee's regular rate for all work performed in excess of eight (8) hours in any one
            (1) day or in excess of forty (40) hours in any one (1) week. Daily and weekly overtime hours for the purpose of this clause shall not be pyramided.

      (b) Twice the employee's regular rate for all work performed on the seventh (7th) consecutive scheduled work day in any employee's assigned work week, and on Sunday as such, except in case of continuous operation and for all work in excess of twelve (12) hours in any one (1) day.

      (c)   One and  one-half  times the  employee's  regular  rate
            except in case of continuous operation for all work performed on Saturday. One and one-half times the employee's rate for all work performed on the sixth
            (6th) consecutive scheduled work day in an employee's assigned work week in case of continuous operation.

      (d) Double time will also be paid to an employee for work performed in excess of eight (8) hours on his/her sixth working day or Saturday provided the employee worked all of his scheduled work hours during that same week or was granted approved paid leave for all absence within that same week.

      (e) These provisions may be changed in the event a work schedule other than the eight (8) hour per day, five
            (5) day per week schedule is used.

  3.  Overtime shall be offered in the following manner.

      (a) Overtime shall first be solicited pursuant to current practice on a voluntary basis. Employees accepting overtime assignment shall first be obligated to accept work in their currently assigned classification and such overtime will be divided as equally as practical among employees actively in the affected classification.

      (b) For the purpose of computing the division of overtime within a classification, under subsection 3(a) above, an employee shall be charged with having worked all overtime hours offered him even though the employee declined to work such overtime. He shall also be charged with rework hours. All hours worked over and above the initial solicitation shall not be charged to the employee who declined the initial solicitation of overtime.

            (1) All Relief Operator will share overtime with the job classification of the lowest labor grade they are assigned to relieve, provided they hold said classification. Should there be two or more job classifications in this lower labor grade, they will share only in the classification to which they would be entitled in event of a reduction in force.

            (2) Employees eligible for overtime assignment shall first be obligated to accept work on their currently assigned shift if overtime is available.
                  If overtime is  not available on their  currently
                 assigned  shift,   eligible  employees   will   be
                 solicited for overtime on other shifts in accordance with their eligibility to work the available overtime.


      (c) The foregoing does not affect the administration of current disciplinary procedures.

      (d)   Employees shall not be required to work more than  four
            (4) hours end-of-shift overtime in order to be scheduled to perform overtime work. This subsection shall not however be considered a waiver of Management Rights to schedule hours and the number and distribution of work force. The company shall not be required to schedule any employee in excess of sixteen
            (16) hours in any twenty-four (24) hour period.

      (e) After exhausting all efforts to schedule overtime on a voluntary basis and the need for overtime is the result of a potential loss of a customer, the Company after consultation with the Union, may require employees to work the overtime by low hours. An employee who volunteers and works overtime in a week will go to the bottom of the list for required overtime that week. The employee required to work will be informed of the job to be performed whenever possible.

  4. Shift premiums of fifteen (15c) cents per hour will be paid to employees whose regular shifts are scheduled to begin after 12:00 noon and before 5:30 a.m. Payment of night shift premium will be made to regular night shift employees called in for work prior to 12:00 noon. It is further agreed, however, should a day shift employee be placed on a night shift job for a temporary assignment, he shall be paid the night shift premium.

  5. No overtime pay will be given an employee who by virtue of change of shifts works more than eight (8) hours in a twenty-four (24) hour period. Employees will be given not less than a twenty-four (24) hour notice of change of their regular shift. If an employee does not receive such notice, he shall be paid time and one-half for all hours in excess of eight (8) which he works to affect the change (old shift and new shift combined).

  6. Employees who report to work at the regular starting time on their shift when they have not been notified not to report and for whom work is unavailable shall be provided with four
      (4) hours work or four (4) hours pay in lieu thereof at their regular rate of pay. Should such a condition be caused by act of God or other conditions beyond the control of the Company, there will be no liability for providing work or pay as stated above. If an employee fails to receive notification that he will not be working on the following day because of his absence from work on that day he will not benefit from the above provision.

  7.  The Company agrees that whenever possible, it will give four
      (4) hours advance notice for daily overtime work and one (1) day advance notice for weekend overtime work.

  8. When because of emergency situations it is necessary to call employees back to work, outside their regular schedule, after one (1) hour has elapsed following the completion of their regular work shift, such employees will be guaranteed a minimum of two (2) hours of work at double time or pay in lieu thereof. It is also agreed all hours worked on such a call back will be paid at double time. An employee called in as a result of another employee's failure to honor an overtime commitment shall receive the regular premium pay for such hours worked.

  9. When employees are scheduled to work two (2) hours or more of overtime on a regular work day, they will be given a ten
      (10) minute rest period with pay at the end of eight (8) hours. A ten (10) minute rest period will be given for each succeeding two (2) hours of overtime work.

  10. If employees are called to work before the starting time of their regular work shift, they will not be sent home early to avoid payment of overtime. If an employee who has been called in before the regular starting time and sent home before quitting time of regular shift for any reason shall receive overtime pay for the early hours.

  11. Splitting of shifts to avoid payment of overtime shall be prohibited.

  12. Senior employees will be given preference of shifts in accordance with the following procedure:
      (1) If there is an opening in an upgraded classification to be filled:

           (a) The job will normally be filled with the employee holding the greatest seniority in the classification to be filled presently in a lower classification, (provided that the lower graded employee currently holds the upgraded classification); however, if there are employees in the same classification on another shift, the job will be first offered to them if they hold greater job seniority than the next downgraded employee in line for the job. An employee, in order to be considered for shift change just mentioned, must have his name on file in the Human Resources Office indicating his classification and the shift to which he desires to be moved. His filing, in order to receive consideration must be made fifteen (15) calendar days prior to the occurrence of the opening. Any employee who has his name on file must accept the shift change if offered. In a reduction in force an employee who has his name on file in the Human Resources Office fifteen (15) calendar days in advance of a move will be allowed to bump to where his seniority would entitle him.

      (2) On the fifteenth day of January each year and on the fifteenth day of July each year, an employee may exercise the option of a shift preference, by displacing a less senior employee on another shift who holds the same job classification. In order to be considered for a shift change an employee must have a shift preference on file in the Human Resources Office indicating his classification and shift to which he desires to be moved by January 1 for the January 15th move and by July 1 for the July 15th move. Employees with sufficient seniority shall within the following two (2) weeks be allowed to bump to the shift of their choice. Employees with less than one (1) year seniority shall not be entitled to any shift preference. The bumping privilege described herein shall prevail only during the period described above. Employees with less than one (1) year seniority shall not be entitled to any shift preference.

            (a) Employees returning from a leave of absence will be treated as follows:

                 Employees returning from a leave of absence prior to a window period will be returned to the shift they previously held if their seniority entitles them to do so except that, if an employee was on a leave of absence during a window period, he shall go to the shift of his preference if his seniority entitles him to do so.

      (3) In labor grade 8 and above it may be necessary to assign employees contrary to the above provision for a period not to exceed 30 working days for training purposes, however no employee shall be subject to such an assignment more than once in a twelve (12) month period. Employees so assigned will be returned to their original shift and classification at the end of the training period and will be considered as having been on that shift and classification for the entire training period so far as bumping rights or other benefits are concerned. Employees so assigned will be transferred and in the event of a night shift assignment will be eligible for night shift premium.

      (4)   When an  employee  is  moved  from  the  shift  of  his
            preference to accept work on an upgraded job and subsequently that employee is reduced from an upgraded job as a result of a Company action he will be transferred to the shift of his preference provided he has a preference form filed fifteen (15) calendar days prior to the Company action and provided his seniority entitles him to do so. Employees who elect to sign away a job shall be required to remain on their current shift until their seniority allows them to move at a normal window.

            Employees may bid on upgrade job openings on any shift regardless of shift preference; however, if the employee is awarded the job and accepts the job he must sign a shift preference form accepting the shift on which the job is assigned.

                              ARTICLE V
                              SENIORITY

 1. Seniority as used herein is defined as the right accruing to employees through length of service which entitles them to certain considerations and preferences as provided for in this Agreement. Seniority shall mean the length of continuous service an employee has with the Company beginning with the date he was employed by the Company. The seniority of employees who are employed on the date the Company begins operations shall be determined by assigning seniority numbers to the employees based on their seniority with the predecessor company. For example, the person with the most seniority with the predecessor company will have seniority number 1.

      (a) Upgraded Job Classification Seniority - This will be gained after sixty (60) calendar days, except holidays, vacations, sick days and days on jury duty, on upgraded jobs in labor grades 5 through 7 and after seventy-five
            (75) calendar days, except holidays, vacations, sick days and days on jury duty, on upgraded jobs in labor grades 8 and above. If the employee is performing adequately after the completion of such a trial period his job classification seniority shall include his entire seniority. Upgraded job seniority can be exercised only on the upgraded job classification in which it is held. In the event of a reduction of force the parties agree any and all upgraded classification seniority can be exercised in any and all non-upgraded job classification.

            (1) In the event a reduction in force becomes necessary during a trial period employees shall be reduced from upgraded jobs in order of total accumulated days credited to their trial period in that upgraded job classification beginning with the employee who has the smallest number of such days. They shall be returned to that job classification as openings occur in that upgraded job classification beginning with the employee who has the most number of such days. Days credited to trial periods within upgraded job classification shall provide employees no upgraded job classification privileges except as stated within this subsection.

  2. Probationary Employees - A new employee shall be regarded as a probationary employee for sixty (60) calendar days from the date of his hire. During this probationary period, the employee shall carry no seniority rights. Upon completion of the probationary period the employee's seniority is dated from his hire date. If the employee is laid off during the
      probationary  period,  he  has  no   reemployment  rights.
      However, if said employee is recalled within twelve (12) months of his lay off date, he shall be required to complete the balance of his probationary period. upon satisfactory completion of this probationary period his seniority shall date from his original hire date. During the probationary period the Company will be the sole judge as to whether or not the employee should be retained and in case of discharge the probationary employee will have no recourse to the grievance procedure.

  3.  Upgraded Jobs

      (a) All jobs above Labor Grade 4 will be regarded as upgraded jobs and will be filled in accordance with
            Article V, Section 8 (Promotions).

  4.  Lay-Offs and Recalls from Non-Upgraded Job Classifications:

      (a) In the event of a lay off due to a reduction of forces affecting employees in non-upgraded job classifications, seniority will be exercised causing the youngest seniority employee to be laid off first. In case of a recall after lay off, the oldest seniority employee laid off will be the first one recalled provided he is qualified to do the work available. Employees laid off or recalled at any time within a single day shall be regarded as being laid off or recalled simultaneously.

      (b) When a foreman is advised that a reduction in force will require the lay off of employees, he will immediately advise the steward or stewards of the affected areas.

      (c) Employees may be used on a temporary basis only a maximum of five (5) consecutive days in classifications they have signed away. This time may be extended if the employee does not object. There is no intent to abuse this language.

  5.  Lay-Offs and Recalls from upgraded Job Classifications:

      (a) In case of lay off due to reduction of forces, the employee with the least job Classification Seniority will be cut back first from the specific job classification affected. He may then revert to a previously held job Classification in the same labor grade or lower to which his seniority entitles him.

            In case of recall after lay off, employees will be returned to jobs in line with their previously held seniority.

      (b) When an employee is being downgraded and holds seniority in two or more Job Classifications in the same labor grade he will downgrade or replace the least senior employee.

      (c)   Payment of Temporary Upgrade Pay
            In the event of a temporary move to an upgraded job, if the supervisor is unable to obtain the most senior cut back employee within the job classification required, he will temporarily upgrade the employee used to do the work and will also temporarily upgrade the most senior cut back employee holding the job classification required to perform the work within the Plant.

  6.  If employees on lay  off are recalled by  seniority for five
      (5) consecutive working days or less of available work they will not be obligated to accept such recall. Employees working in the plant may not be temporarily assigned to classifications of work to which their seniority does not entitle them for more than five (5) consecutive working days if the employees entitled to such work are on permanent lay off.

  7. To insure all employees an opportunity to apply for and receive consideration of jobs in higher classifications, the following procedure will be followed:

      (a) When all employees holding seniority on any upgraded job have been returned to such job, and additional employees are needed, an announcement of such openings will be posted on all shop bulletin boards for a period of not less than forty-eight (48) hours during the regular scheduled work week. On all postings for upgrade jobs, the Company will provide a brief, non-binding description.

      (b) Employees in a lower classification may bid for such jobs by signing an application in the Human Resources Office. The Chief Steward will receive copies of the signed application of all bidders. The Chief Steward will be advised of the employees who have been selected for the promotion. An employee who bids on and is awarded an upgrade job will be required to go to the job. Once the bid has been awarded the successful bidder is prohibited from signing it away for a period of up to fifteen (15) calendar days.

      (c) Consideration for placement of personnel on such jobs will be given in accordance with promotion policy as outlined in Article V, Section 8.

      (d) Posting of a particular job classification will not be required more than one (1) time in a thirty (30) day period. All promotions will be made on the basis of the bids submitted within the forty-eight (48) hour bidding period. Exception will be made for those employees absent or on leave to permit them to bid on any job posted during their absence and be considered for such promotion provided that the job has not been filled or that no employee has been sent a recall notice or transferred, or a new employee hired in preparation for filling such a job. If all bids have been exhausted and there are additional openings in a classification an additional posting will be made at least one (1) time within the above thirty (30) day period. Posting shall include the job classification, labor grade, shift and maximum rate of pay.

  8. Promotions: Promotions will be made on the basis of the most senior qualified employee receiving the promotion. Where possible and practical, personnel tests of ability and aptitude will be used in helping to determine qualifications of employees. Such tests will not be unreasonable or discriminatory in nature. Employees who meet the minimum requirements of such tests who have the greatest seniority shall be selected for promotion. An employee shall be allowed to take a particular test only one (1) time in a four (4) month period; however, he may take the test a second time within said period on his own time if such test is given. Test scores will remain in effect for nine months. Segments of a test which an employee passed will also remain in effect for nine months. The Union shall have the right to have a representative present whenever such tests are given, who will observe the giving of the tests and the grading. This representative selected and paid by the Union shall be instructed by the Company in the mechanics of giving and grading the test. An employee selected for trial on an upgraded job will serve a probationary period as provided in Article V, Section 2(a). Should management determine he is not making satisfactory progress in learning the job he will be subject to removal from the job and reassignment to his previously held classification at any time up to the end of the trial period. Should the Union challenge such disqualification as discriminatory it will be subject to the grievance and arbitration procedure. Should the employee decide he does not desire the position for which he has bid, he may voluntarily return to his previously held classification provided that no employee shall exercise his "voluntary downgrade" more than one (1) time in any six (6) month period.

      Employees exercising such "voluntary downgrade" shall not be eligible to bid on the upgraded job affected for a period of one (1) calendar year. If an employee voluntarily downgrades by signing away an upgraded classification and then at a later date rebids on the same job classification, the previous experience on the same job classification will not be a factor in obtaining said bid.

  9. Voluntary Lay-Offs: If, in the event of a reduction of forces, an employee does not wish to take a lower rated job to which his seniority entitles him, he may take a voluntary lay off. The employee must acknowledge such voluntary lay off in writing at the time of the lay off and will be recalled only to the job classification from which he took the voluntary lay off. Said employee will have three (3) working days in which to make the decision and management may require the employee to work three (3) additional days on the lower rated job while arrangements are being made for replacement. If there have been no openings to which he was entitled in the job classification from which he took the voluntary lay off during a one (1) year period, he may at the end of one (1) year exercise his seniority without limitation as to classification provided he has notified the Human Resources Office in writing during the twelfth (12th) month of such lay off that he is available for work. The Company shall have seven (7) working days following the expiration of the one (1) year period to arrange for assignment of the employee to suitable work. Employees may be temporarily upgraded into upgraded classifications from which other employees are on voluntary lay off for a period not to exceed five (5) consecutive work days without recalling employees from lay off.

  10. Temporary Layoffs:

  (a) In cases when a line, or section may have cutbacks due to shortages in materials and other necessary interruptions in production, temporary layoffs may be made without regard to seniority for periods not to exceed five (5) consecutive scheduled work days without permitting the employees to exercise their seniority.

      Where groups of employees are performing identical work and only part of the group is affected, the most senior employees actively in the job classification will be retained. No employee shall be affected by such temporary lay-off more than one hundred and twelve (112) scheduled working hours in any one (1) year.

      (1) When such a temporary lay off occurs, the reduction shall be by job classification seniority with employees holding the least classification seniority on the affected shift being laid off first. When a temporary layoff occurs within a non-upgraded job classification, the reduction shall be by plant seniority with employees holding the least plant seniority on the affected shift being laid off first.

  (b) If temporary employment is available in other parts of the plant when employees are temporarily laid off, said employees may be placed on these temporary jobs in line with their seniority, provided they are qualified to perform the jobs. When such temporarily assigned employees' regular jobs start up again, said employees will be returned to their regular jobs.

  (c) When it is necessary to start a new line, resumption of work following a shut down, or other circumstances requiring the retraining or rescheduling of an assembly line, employees assigned to that line shall be recalled within a three (3) day period as operations are available to them without respect to their seniority status within the line affected.

      When such lines are cleaned of work prior to changes of the type listed above, employees may be laid off as their operations are concluded over a three (3) day period without consideration as to their seniority in relation to the group affected. Any days lost out of line of seniority because of this section shall apply toward the maximum of one hundred and twelve (112) hours as specified in Section 12(a) above.

  11. It is agreed that it may be necessary at times to retain or hire an employee irrespective of seniority when by reason of special training, ability or experience it is essential to the practical operation of the Company's business and the Company shall be the sole judge thereof. In no event shall the total number of employees covered by the foregoing exceed ten (10) employees and employees included in the above shall be retained because of such qualifications for bargaining unity occupations only. Only bargaining unit jobs in labor grade 9 and above will be retained per this provision.

  12. Loss of Seniority: An employee will lose seniority for the following reasons:

      (a)   Resignation.

      (b)   Discharge for just cause.

      (c) Failure to report for work for three (3) consecutive working days without notice to the Company of the reason for such absence before the end of the third day and unexcused absence for three (3) consecutive working days.

      (d) Failure to report within two (2) working days after receipt of notice at their address on record in the Human Resources Office, but in no case more than five
            (5) working days after recall notice has been sent via certified mail to the last address supplied to the Human Resources Office by the employee.

      (e)   Layoff more  than  one  (1)  year  duration.    Note:
            Employees with more than one (1) year of service may retain their seniority for a total layoff period of four (4) years provided they notify the Human Resources Office of any address change. Failure to maintain a current address with the Human Resources Office will cause them to lose their seniority.

      (f) Failure to report at termination of a leave of absence. Employees who do not present themselves for reemployment by the close of the next scheduled work day or submit proper evidence requesting extension of said leave by the close of the next scheduled work day shall be considered as having resigned.

      (g) Re-enlists for a second tour of duty in the Armed Forces of the United States or Merchant Marines after completing an initial enlistment or period of conscripted service, in accordance with law.

  13. Where changes in job assignment are required due to promotion, demotion, layoff, or transfer the Company will not be required to assign an employee to a job for which he is not qualified regardless of seniority. The Company will make the determination of qualification. Employees will have recourse to the grievance procedure if such determination is disputed relative to the qualification of the individual. This section will not be used to deny an employee the right to bump a younger employee within a classification where he holds seniority unless he lacks the physical qualifications to perform the job.

  14. Every effort will be made to find suitable work for employees whose job assignment must be changed. The Company shall not be required to retain in employment an employee who cannot maintain standard quantity or quality of production. An employee will be given time to learn the job.

      When the employee returns to work with a medical restriction, the Company will exhaust all their means to find suitable work assignments which will comply with the doctor's statements. The appropriate Chief Steward will be notified immediately upon the employee's return and will assist to help find suitable work that will comply with the medical restrictions. (See Exhibit D for the appropriate Medical Downgrade form.)

      If every effort has been exhausted by both parties to find suitable work and no assignment is available, the employee will be placed on medical leave and a letter shall be forwarded to the employee's doctor regarding the restrictions. Until suitable work is found, no liability for lost wages by the employee will be assessed against either party.

  15. Employees excluded by Article 1 from participating in the bargaining unit shall not regularly do production or maintenance work usually performed by employees included within this Agreement except that such employees may when necessary be assigned to production or maintenance work within reasonable limits whenever it is practical for the purpose of efficient operations or to eliminate standby or idle time on the part of unit employees. It shall not be the intent of this clause to use supervisory employees for the purpose of replacing regular production or maintenance employees or to avoid the assignment of such production and maintenance employees, or to eliminate working production and/or maintenance employees overtime.

  16. (a) The President, Vice-President, and the Grievance Committee provided there is work available which they are capable of performing shall possess top ranking plant wide seniority for purpose of layoff, other than temporary, and of recall only.

      (b) The Chief Steward, provided there is work available which he is capable of performing, shall possess top ranking seniority for the plant for the purpose of layoff and of recall only.

      (c) Stewards, provided there is work available which they are capable of performing shall possess top ranking seniority for the section to which they are assigned for the purpose of layoff and of recall only. The number of section stewards shall be limited in accordance with the supplementary agreement affixed to this Agreement.

      (d) As long as there is work available which the steward is qualified to perform a steward will not be moved from his own shift. However, this section will not permit a steward to be retained in an upgraded job to which his upgraded job classification seniority does not entitle him. Should a steward choose to remain in his own shift on a lower rated job, he will not be required to relinquish any seniority rights on any other higher rated jobs elsewhere.

  17. If an employee following the signing of this Agreement between the Company and the Union works on or is transferred to a supervisory or other position excluded from the coverage of this Agreement such employee shall retain his established and accumulated seniority in the event he should be transferred back within a period of six months, to any of the jobs referred to in Article 1 of this Agreement. Should the return transfer occur after the six months period, he will accumulate only the six months in addition to his bargaining unit time.

  18. When emergency situations may arise it will be the right of management to assign any help available in the plant to perform the necessary work.

  19. An employee with a disability within the meaning of the Americans with Disabilities Act (ADA) will be reasonably accommodated whenever possible. The employee with a disability, however, must be qualified to perform available work with or without reasonable accommodation as defined in the ADA. Both the Company and the Union will take all necessary actions to comply with ADA.

      The preceding paragraph will not reduce the rights of employees with compensable injuries under current practice.

  20. At times two (2) or more job classifications may be combined into a single job assignment. It is understood that such combination of job classification duties will only be accomplished when the job classification duties affected cannot be assigned to a single classification as an effective operation or would cause a work overload or underload at a work station.

      The Company agrees it will make a reasonable effort to assign specific job duties within the affected classification. Disputes arising hereunder may be taken up through the Grievance Procedure.


  21. Employees in Labor Grade 4 may be temporarily assigned to Labor Grade 5 work for a time not to exceed 10 working days so long as they are paid for the upgraded work in accordance with the other provisions of this Agreement. This time may be extended if the employee does not object. There is no intent to abuse this language.

                             ARTICLE VI
                                WAGES

  1. Wages will be paid in accordance with the wages and classification scheduled set forth in Exhibit "A" and "B" of this Agreement.

      (a) The term month for purposes of computing rate increases shall be thirty (30) calendar days.

  2. Increases within the schedule will be automatic as indicated by the appropriate schedule.

  3. When an employee is promoted to a higher classification up to and including grade 6 shall receive at the end of thirty
      (30) calendar days an increase of five (5) cents per hour and at the end of an additional two (2) month period shall move to the next interval in the progression schedule and shall progress according to the schedule from that point. When an employee is promoted to a higher classification above grade 6, he shall at the end of thirty (30) calendar days receive an increase of ten (10) cents per hour and at the end of an additional two (2) months shall move to the next interval in the progression schedule and shall be increased according to the schedule from that point on; however, if the employee has previously held a higher rate in any classification than the rate which he is receiving at the time of promotion he will go to that higher rate except that in no case will he be moved to a rate higher than the rate of the interval immediately preceding the top rate of the job.

  4. When an employee's classification is reduced, he will receive the rate at the same interval in the lower classification as he had attained in the higher classification, but he will not be reduced below the highest rate previously attained in the lower classification.

  5. New jobs will be fitted into the existing classification schedule. The Company will advise the Union in writing when it creates a new job classification. Where existing classifications are not comparable, the classification of the new work will be subject to negotiations with the Union. If agreement cannot be reached, the Company will set the classification and the Union may submit the disagreement to the grievance and arbitration procedure. The Arbitrator will determine the classification and rate.

  6. Where it appears justified by the previous training and experience the Company may at its option hire employees at a higher rate than the minimum rate indicated in the rate scheduled, but in no case above the maximum of the classification for which they are hired.

  7. If an employee is moved on a temporary basis to work on a job in a higher classification, he will receive an additional five cents per hour for each grade above his regular classification that the temporary assignment is classified or rate previously attained in said upgraded classification, whichever is greater, but in no event will the temporary rate exceed the maximum rate of the job. If an employee is moved on a temporary basis from his regular work assignment to a lower graded job he will continue to receive his regular rate for the temporary period.

      At no time will a temporary assignment exceed ten (10) consecutive working days, except when need is due to employee being granted an approved leave of absence for union business or an employee being granted earned vacation.

  8. Effective June 24, 1997 a general wage increase was granted in the amount of three percent per hour. Effective June 24, 1998 a general wage increase will be granted in the amount of three percent per hour. Effective June 24, 1999 a general wage increase will be granted to all in the amount of three percent per hour.

  9. If an employee suffers a job related injury while working on Company time and is sent to a doctor's office as authorized by the Company, said employee shall be compensated for time lost on the day on which the authorized doctor's visit, as scheduled by the Company, occurs. Subsequent visits scheduled by the doctor or the plant nurse during working hours shall also be paid.

                             ARTICLE VII
                              HOLIDAYS

  1.  The Company agrees to pay its employees  eight (8) hours pay
      at  their  regular   assigned  rates   of  pay   subject  to
      eligibility as listed below for the following holidays:

      (a)   New Years Day
      (b)   Good Friday
      (c)   Memorial Day
      (d)   Independence Day
      (e)   Labor Day
      (f)   Thanksgiving Day
      (g)   Friday after Thanksgiving Day
      (h)   Christmas Day

      Employees who work any of these fixed holidays shall be paid in accordance with Article VII, Section 1.


  2. Payment of the above enumerated holidays shall be subject to the following eligibility rules:

      (a) An employee must have completed his probationary period and established his seniority with the Company.

      (b) Holiday pay shall be given to employees who work the last scheduled day before and the day following the holiday. If an employee on the active payroll submits evidence satisfactory to the Human Resources Office, that he was absent either the day before or the day after the holiday as a result of illness or emergency beyond his control, he shall receive Holiday pay; or if he did not work the day before or the day after a holiday as a result of a temporary layoff or if he is absent because of industrial injury (occurring within 30 calendar days of the holiday), in either case he will receive holiday pay. If an employee is laid off or placed on a leave of absence during the week of a holiday or during the week preceding the holiday or if he returns from lay off or a leave of absence during the week of the holiday or during the week following the holiday he shall receive such holiday pay. Four
            (4) hours work on the day before and the day after a holiday shall be considered as a day worked for the application of this clause. The following will be regarded a excusable absence before or after a holiday.

            (1) Illness substantiated by a doctor's statement or recommendation of the plant nurse.

            (2)  Required attendance before a induction center.

            (3) Appearance before legal authorities required by official summons and due to no fault of employees.

            (4) Death or serious illness in employee's immediate family. "Immediate Family" for the application of this clause shall include only the following:
                 Father, mother, sister, brother, husband, wife, children, mother-in-law, step mother-in-law, father-in-law, step father-in-law, daughter-in-law, son-in-law, grandfather, grandmother, or grandchild, legally adopted children or step-children, step-father, step-mother, half brother or sister. In cases where relatives not included in this listing have been living in the same household with the employee they will also be included in the "Immediate Family" where proper evidence is supplied to the Human Resources Department.

            (5) If an employee attends the funeral of an aunt, uncle, niece or nephew or is absent as a result of being a pallbearer, the absence will not be charged against them for the day of the funeral.

  4. An employee shall not be eligible for Holiday pay if such holiday falls during any one of the following:

      (a)   A leave of absence, except as described in 2(b) above.
      (b)   A work stoppage as a result of a labor dispute.

  5. If an employee works on one of the above holidays, he will be paid time and one-half for all hours worked and in addition will receive Holiday pay as specified above. If employees are required for work on a holiday, they will be solicited by classification seniority.

  6. If a holiday falls during an employee's vacation period and he works the last scheduled day in the week before the vacation and the first scheduled day in the week after the vacation he shall receive an extra day of vacation with pay for the holiday or at the option of the Company, pay for a day in lieu thereof. Four (4) hours work on the above days shall be considered a day worked for the application of this clause. If the holiday falls during a funeral leave, he will receive an additional day's pay in lieu of the holiday.

                            ARTICLE VIII
                         GRIEVANCE PROCEDURE

  1. To adequately provide for the settlement of disputes arising out of the administration of this Agreement a grievance procedure is hereby provided. A claim that the Company or the Union has violated some provision of this Agreement or failed to perform some obligation assumed under this Agreement is a grievance within the meaning of this Agreement. Formal grievance must be presented through union representation as provided in Steps 1,2,3 of the Grievance Procedure. This does not restrict employees from discussing day to day problems with their immediate supervisor.

  2. The following procedure will be adhered to in the handling of all disputes as defined in Section 1 of this article. If an employee is taken from his work position and out of his general work area by a Company representative for the purpose of initiating progressive discipline he shall have the right to have his Section Steward present if he requests same. The Union Steward will initial copies of such written notice, if any, as evidence that he was present when it was administered.

      (a) Step 1 - Presentation of Grievance to immediate Supervisor. The grievance shall be presented orally by the affected employee or by the affected employee and the steward to the immediate Supervisor. Such grievances must be presented within ten (10) working days of their occurrence and in no case will any liability for restitution by the Company predate the presentation of the oral grievance.

            Payroll errors will be corrected when found. Should those involved be unable to settle the grievance by oral discussions, the grievance must be reduced to writing, signed by the aggrieved employee and the department steward, and presented to the immediate Supervisor no later than the close of the next following work day. If a grievance is presented which involves more than fifteen (15) employees such a grievance will be presented with the signature of the steward only, and without the signature of the employee involved. This grievance will be assigned a number according to a numbering system agreed to by both the Company and the Union. The immediate supervisor will reply in writing within two (2) working days after receipt of the written grievances. If grievances arise which involve general policies of departments rather than individuals or groups of employees such grievances may be presented without the signature of any employee other than the steward.

      (b) Step 2 - Appeal to the Production Manager/Plant Engineering Manger - If the immediate supervisor's written reply to the grievance does not settle the dispute, the Union through the Chief Steward may appeal to the Production Manager/Plant Engineering Manager. This request must be made in writing within three (3) working days following the receipt of the immediate supervisor's written reply. This request must give the primary portion of Agreement violated and remedy sought. Upon receipt of this request the Production Manager will schedule a meeting within two (2) working days to discuss the grievance. Those attending these meeting will include the Production Manager/Plant Engineering Manager, immediate supervisor, the aggrieved employee, the department steward, and the chief steward. If two (2) or more employees are filling the grievance, one (1) of the employees involved will be designated by the Union as their representative to participate in this stage of the grievance procedure. Within three (3) working days a written answer to the grievance will be submitted to the Chief Steward.

      (c) Step 3 - Appeal to the Plant Manager - If a grievance still remains unsatisfied the Union may appeal to the Plant Manager by written notice within five (5) working days following receipt of the Step 2 answer. Such grievances will be scheduled in the next meeting between the Plant Manager and the Grievance  Committee.
             At these meetings matters may be raised for discussion
            which concern employer-employee  relationship, but  are
            not contractual issues. Such meetings may be scheduled not more than four (4) times per month with the Plant Manager and the Plant Grievance Committee. The meetings will be scheduled as agreed by the Union and the Company. The committee will be limited to two (2) employees, excluding the recording secretary. If additional information is needed in discussing a particular grievance, the committee may caucus with the witness. The Production Manager/Plant Engineering Manager, Human Resources Manager and the Business Manager and/or in the International Representative of the Union may also participate in these meetings. Such meetings are to be held only if a request is made by the Company or the Union with the submission of an agenda of matters to be discussed at such a meeting.

            Within five (5) working days following such meetings the Plant Manager will reply in writing to all issues raised in such meetings including final answers on Step 3 grievances. Before arbitrating any matter, the parties will  meet  with  each  other  and  attempt  to
            resolve the matter. Either party may have in attendance the persons involved Step 3 and no more than two additional persons.

  3. It is understood and agreed that all time limits must be strictly adhered to in the processing of grievances, unless the Company and Union mutually agree in writing to extensions. It is further understood that failure on the part of the Union to submit grievances within the time limits specified, will automatically exclude them from any consideration. Should the management representative fail at any step in the grievance procedure to reply to a formal grievance within the prescribed time limit the Union will have the right to immediately process the grievance to the next step in the grievance procedure.

  4. Any disputes not settled in the above procedure may then be appealed to the Arbitration Procedure as provided for in
      Article IX.

  5. It is agreed that time spent by Union Officials in the investigation of grievances shall be held to a minimum. When a Union Official is required to participate in a grievance during working hours he shall first obtain from his immediate supervisor an "Authorization Pass" and he must return this pass to his immediate supervisor when returning to his job. If it is necessary for any reason that he enter another department he must inform the immediate supervisor of the department of which he enters of the reason for his presence and that immediate supervisor must sign his "Authorization Pass" indicating the times when he enters and leaves the department. At the request of the Union any and all stewards will be supplied with pads of blank passes. Time spent during regular working hours by stewards or chief stewards in investigating and disposing of grievances will be paid for by the Company. When employees are scheduled for overtime work and the Steward of such employees is also scheduled for overtime the Steward shall be permitted to handle grievances whenever necessary during such overtime hours in accordance with the established grievance procedure. This is not to be construed as requiring the Company to necessarily schedule stewards on overtime basis nor does it require the Company to pay stewards for overtime work if they of their own volition work after their scheduled quitting time in the investigation or processing of grievances.

  6. When a grievance is presented in accordance with the Grievance Procedure the Company will not attempt to settle the grievance with any employee or group of employees without the appropriate union representative or representatives being present.

  7. If in the presentation of a grievance it is disclosed that additional witnesses are required the parties may be mutual consent call such witnesses.

  8. Any grievance in which no employee is involved or any question of interpretation or application of this Agreement may be raised by the Union at the third step of the grievance procedure.

  9.  Prior to discharge, an employee shall be suspended for five
      (5) work days pending discharge. Both the employee involved and the appropriate Chief Steward shall be notified of the suspension and the employee will have an opportunity to see the appropriate Chief Steward before leaving the plant. The sole purpose of said five (5) day suspension period is to allow further investigation into the facts supporting the discharge. If no new evidence satisfactory to the Company is uncovered during said period, the discharge shall be effective. Both the Union and the employee will be so advised. Discharge shall be subject to the grievance and arbitration procedure.

  10. Official notices of hires, rehires, transfers, rate changes, lay offs, and terminations will be made available daily to the appropriate chief steward. If said information to be submitted by the Company to the appropriate chief steward is incorrect, incomplete, or not provided, the ten (10) calendar day limitation for filing grievances which such information would have revealed and the limitation of the Company's liability for restitution shall not apply. When the information is corrected or supplied the grievance must be filed within ten (10) calendar days and the restitution shall be to the date of the violation.

  11. It is agreed that there shall be no strikes, slowdowns, or lockouts during the life of this Agreement.

  12. If in the processing of a grievance a steward finds it necessary to confer with his Chief Steward in regard to the disposition of the grievance he shall be permitted to do so in accordance with the pass procedure. Such request for conference must be made by the section steward to his immediate supervisor who will make necessary arrangements.

                              ARTICLE IX
                             ARBITRATION

  1.  A claim  that the  Company or  the Union  has  violated some provision of this Agreement or failed to perform some obligation assumed under the Agreement is an arbitrable grievance within the meaning of this Agreement, provided that the grievance or claim has been fully processed through the grievance procedure as provided in Article VIII of this Agreement. Such grievances which are not disposed of in the pre-arbitration meeting of the grievance procedure as provided in Article VIII of this Agreement shall be submitted to final and binding arbitration under the provisions and procedures of this Article, provided the union or the company makes an appeal to arbitration and the parties jointly write for an arbitrator and request dates within thirty (30) calendar days after the date of the written decision given by the Plant Manager or Union President in Step 3 of the grievance procedure, or upon the expiration of the time limits for answering. Claims other than those defined above shall not be deemed arbitrable under this Agreement.

  2. Upon request by either party for arbitration, the moving party will submit to the Human Resources Office or the Union President their request for arbitration along with a statement indicating the portion of the Agreement alleged to have been violated and a definition of the issue to be determined by the arbitrator. Upon the issuance of such intent, the parties (within ten (10) calendar days) will request a panel of seven (7) arbitrators from the Federal Mediation and Conciliation Service (FMCS). As soon as possible after receiving the panel of arbitrators from the FMCS, the arbitrator shall be chosen by alternately striking the names of the arbitrators until one (1) name remains.
      In all matters pertaining to the conducting of the arbitration case, the rules of the FMCS will apply. The arbitrator shall not have the power to add to, to ignore, or to modify any of the terms and conditions of this Agreement.
       His decision shall not go beyond what  is necessary for the interpretation and  application  of  this Agreement  or  the obligation of the parties under this Agreement.

  3. All costs of arbitration, including the arbitrator's fees and expenses, transcripts, if agreed by the parties, and other incidental expenses will be shared equally by the two
      (2) parties.
      If either party withdraws a grievance or postpones a hearing prior to the time of the hearing or at the hearing, the party making such withdrawal or requesting such postponement will pay all costs incurred by said withdrawal or request including the arbitrator's fees and expenses, official transcripts, the cost of the meeting room and other incidental expenses.

      If both parties mutually agree to withdraw a grievance or postpone a hearing they will share the cost of said withdrawal or postponement equally.

  4. Time limits shall be strictly adhered to in the processing of grievances through the arbitration procedure. Failure of the grieving party to abide by such time limits shall automatically exclude the grievance from further consideration.

  5. In the application of the foregoing Arbitration procedure items included in Article II, Management Responsibility, shall be excluded from the scope of arbitration as intended by the parties in this Agreement and are matters subject only to Management's complete control and judgment provided, however, that where there is a dispute as to whether a grievance falls within the scope of Article II the arbitrator will be empowered to make the decision.

  6. An arbitrator under this Agreement shall not have the right to substitute his judgment for the employer's in matters which are solely Management's functions and rights under this Agreement.

  7. The parties specifically veto recourse by arbitrators hereunder to such criteria as alleged practices of the industry or alleged industrial common law or alleged common law of the particular industry.

  8. It shall be the duty of any arbitrator hearing arbitration cases under this Agreement, to justify each award by written decision explaining the rationale of said award.

  9. An arbitrator under this Agreement shall have the authority to hear only one case on a single date.

                              ARTICLE X
                              VACATIONS

  1.  Eligibility  for  vacations   beginning  in  1998   will  be
      determined on the following basis:

      (a) Two (2) weeks of vacation will be granted all hourly employees who were employed on the date the Company began its operations and all employees who are subsequently employed and have seniority of one (1) year or more as of May 1st of any year.

      (b) Employees whose services are terminated for any cause shall be paid for any full or fractional vacation to which they became eligible but did not receive prior to termination.

      (c) Earned vacation money as set forth herein will be paid to employees who are laid off, or are off duty on account of illness or other legal leave of absence or industrial injury or to the wife or family of a deceased employee, where such employee has earned a vacation as established herein.

  2. Vacation pay will be made in accordance with the following schedule:

      (a) An employee who was employed on the date the Company began its operations and all employees who are subsequently employed and have seniority of one (1) year or more as of May 1st shall be entitled to vacation pay computed at 4% of his total gross earnings for the immediately preceding period of May 1st through April 30. Since vacation pay has already been paid for 1997, no vacation pay will be due until May 1st of 1998.

      (b) Vacation checks will be issued to employees the last scheduled work day prior to the vacation.

  3. The vacation period will be scheduled by the Company. Where it is deemed advisable by the Company a plant shutdown may be scheduled during which time all vacations will be scheduled except where employees may be required to work during such a shut down. No employee may be required to work unless he has been notified not less than thirty (30) calendar days in advance of the time when his vacation was originally scheduled. Employees who might be required to work will be permitted to schedule their vacations at some other time during the vacation period subject to management approval. Should the needs of the business require that some employees work through the entire scheduled vacation period, special arrangements may be made to permit these employees to take their vacations outside of the regular vacation period. If such arrangements cannot be made the Company agrees to pay such employees their full vacation pay in lieu of scheduling them for vacation. When a shut down is scheduled for the vacation period, employees will be notified not less than forty-five (45) calendar days in advance of such shut down.

      (a) Employees who volunteer for available work during the vacation period, in lieu of taking their vacation, will first be selected by job classification seniority. Volunteers, from other classifications who are qualified to perform the work may volunteer to work during vacation. Qualified volunteers will be selected by seniority.

      (b) Employees who have not taken their previous years' vacation as of April 30, shall be permitted to do so if scheduled prior to the following June 15 and if approved by Management.


                             ARTICLE XI
                          LEAVES OF ABSENCE

  1. Recognizing that conditions will sometimes require leaves of absence for employees the following provisions are made:

      (a) To qualify for a leave of absence an employee must have established two (2) months or more of seniority with the Company except as noted in 1(e) below.

      (b) Sickness or injury leaves of absence may be granted and will not be unreasonably withheld. An employee requesting a leave of absence must establish to the Company by medical evidence that he is incapacitated and unable to work. Such evidence must indicate the approximate duration of the incapacity and an initial leave of up to 60 days will be granted on this basis. Extensions for periods not to exceed 30 days will be granted upon presentation of satisfactory medical evidence immediately prior to the termination of the previously granted leave. FMLA will run concurrent with sickness or injury leave. The total continuous leave time which may be granted will not exceed one (1) year except that an additional one year will be granted for chronic cases where there is medical evidence satisfactory to the Company indicating the probability of employee returning to work within this period. In rare and unusual circumstances longer leaves may be granted at the discretion of the Company. Seniority will accumulate during periods of authorized leave.

      (c) Maternity leave will be administered in accordance with applicable laws. Employees will report this condition to the Human Resources Office no later than the end of the fourth (4th) month of pregnancy. The employee must submit a medical statement from her personal physician each thirty (30) calendar days subsequent to the initial report attesting to her good health and ability to continue the normal duties of her job. If at any time the employee is unable to carry out her job assignment she may be directed to take her leave prior to the date suggested by her physician. Seniority will accumulate during periods of authorized leave and employee will be permitted to resume work when released by her physician.

      (d) Employees returning from sickness or injury or maternity leave must have release from their doctor permitting them to return to work. Such releases must be in writing and must be presented to the Human Resources Office before they return to work. The Company further reserves the right to have such employees examined by a Company doctor before permitting them to work.

      (e) Military leaves will be granted to employees entering the armed forces of the United States whether by enlistment or induction. Notwithstanding, Section 1(a) of this article military leaves will be granted probationary employees. Request for leave will indicate length of initial tour of duty. The maximum length of leave covered under this article shall be five (5) years. An employee who enlists for or is drafted for a shorter length of service would only be covered for the initial period of service and would not be covered should he/she re-enlist.

            Employees will be required upon return from such leave to furnish satisfactory evidence that they have been in military service during this period and have honorably discharged from service. Probationary employees will be required to complete their probationary period and upon completion of same their seniority will date from their original hire date. Such employees must make application for reemployment within ninety (90) calendar days of their release from military service. They shall be reinstated to their full seniority which will have accumulated during the period of their leave.

      (f) A leave of absence may be granted for personal reasons of extenuating circumstances, the length of such leave not to exceed thirty (30) calendar days during any twelve (12) month period. All requests for personal leaves of absence shall be made in writing to the Human Resources Office not less than seven (7) calendar days where possible prior to the beginning of the leave period. Such leaves will be granted at the discretion of the Company. Seniority will accumulate during the leave of absence. Such leaves may at the discretion of the Company be renewed for like cause.

      (g) Any employee elected or appointed to an office in or as a delegate to any labor activity of the Union necessitating a leave of absence shall be granted such leave upon proper notification from the Union. Such leave will terminate with the expiration of the term of office or assignment. Requests for such leaves must be made in writing to the Human Resources Office seven (7) days prior to the beginning of the leave period. Seniority shall accumulate during the leave of absence. No more than two (2) employees may be on this type of leave at the same time. Two more people may be allowed on such leave with the agreement of the parties.

      (h)   When an  employee  suffers  a death  in  his  immediate
            family he will be paid three (3) days pay for bereavement leave. Additional personal time off shall be without pay. Immediate family for purposes of this section shall be the same as defined in Article VII,
            Section 2(b)(4). When an employee suffers such bereavement while on vacation, he shall be entitled to three days pay.

      (h) Servicemen entitled to training under the G.I. Bill may be granted a leave of absence not to exceed forty-eight months for such training. Such leave is not to include full time employment for another employer. Seniority will accumulate during such leave.

  2. Upon the termination of any leave of absence for any reason in accordance with the terms outlined above the Company will have a period not to exceed seven (7) working days following application from the employee to return to work during which time arrangements will be made to assign such employees to suitable work. The seven day period shall begin following receipt by the Human Resources Office of written notification from the employee giving the date he wishes to return. Employees returning from sickness and/or injury leaves must present a medical release prior to returning to work.

  3.  Leaves of  absence will  be  granted for  jury  duty.   Such
      employees shall receive make-up for the difference between earnings received and eight (8) hour straight time pay for each day they would have been eligible to work during such period. Seniority will accumulate during such leave. This applies to all shifts.

  4. Members of the National Guard or of reserve military units which conduct summer encampments or cruises will be excused for such duty not to exceed two weeks in any year and will receive make-up for the difference between earnings received from the government exclusive of travel pay and eight (8) hours straight time pay for each day they would have been eligible to work during such a period.

  5. Employees absent because of compensable injuries or disease will be granted a leave during such period unless they are totally and permanently disabled to such a degree that they can never return to employment. Seniority will accumulate during such leave.

  6. When necessary a leave of absence in accordance with the Family and Medical Act will be granted an employee who desires to adopt a child. Seniority will accumulate during such leave.

  7. No leave of absence shall be granted to engage in or accept other employment except as specified in Section 1(g) of this Article.

  8. A leave of absence, without pay, will be granted without loss of seniority to an employee to serve in an appointive or elective public office. Such leave of absence will be for one (1) term of office. The employee will continue to accumulate seniority throughout the leave of absence and will be returned to work upon expiration of such leave of absence in accordance with Section 2 above.

                             ARTICLE XII
                               GENERAL

  1. The Company will provide bulletin boards in the Plant which will be used exclusively for the posting of Union notices. Such notices must be approved by the Human Resources Office or designated representative and will be placed on the board by the Human Resources Office. It is understood that such notices will be automatically approved unless they are of controversial nature. These bulletin boards will be labeled "Local 796, IUE, AFL-CIO."

  2. The Company will provide two rest periods during the course of each regular eight (8) hour shift. The first rest period will be provided during the first four (4) hours of the shift and will be of ten (10) minute duration. The second period will be during the last four (4) straight time hours and will be of ten (10) minute duration. The Company reserves the right to determine the time when such rest periods are allowed.

  3. The Company will from time to time issue Rules and Regulations for the maintenance of orderly conditions on plant property. These rules or their application will not be unfair or of a discriminatory nature, nor will they conflict with the terms of this Agreement.

  4. In the interest of protecting the health of its employees the Company may, when it is deemed necessary, require Physical Examination of any employee by a Company doctor. Such examinations will in all cases be at Company expense. In the event of a dispute arising as a result of such examination, the dispute shall be subject to the grievance and arbitration procedure.

  5. The Company agrees to pay the cost of printing a sufficient supply of copies of the Agreement to make them available to all employees. The Agreement will be printed as a pocket size book with large print.

  6. Adequate washing and toilet facilities shall be provided by the Company for all employees. Precautions to protect the health and safety of employees shall, as far as practical, be taken at all times by the Company. Employees shall observe all rules of the Company relative to the above.

  7. The Company shall furnish, free of cost to the employee, all tools, equipment and special clothing or articles necessary to perform the required work in a safe and efficient manner.
       Employees will be responsible for  the safekeeping of tools issued to  them and  will be  required to  return  them upon request or to reimburse the Company for the cost of the tools if they are unable to return them. This shall not include personal tools customarily provided for themselves by machinists, tool and die workers, carpenters and electricians.

  8. Should any portion of this Agreement be determined through appropriate legal processes to be contrary to any state or federal law that portion so found will be regarded as invalid and the balance of that article and all other articles of this Agreement will continue in full force and effect.

  9. The parties agree that memoranda and supplementary agreements predating the signing of this Agreement shall not be binding on the parties unless resigned and redated to conform to the effective dates of the Agreement.

  10. The Company believes in a  fair day's work for  a fair day's
      pay.   If time  studies are  used, the  Union may  also time
      study the jobs on which there are standards established.

  11. The Company and the Union shall jointly appoint a Safety Team, with appropriate representation from bargaining unit employees. All business and recommendations of the Safety Team shall be handled with the assistance of plant management and any other Circuit Systems of Tennessee, L. P. employees required to find, report, recommend and correct safety problems.

                            ARTICLE XIII
                              INSURANCE

  Effective July 28, 1997, the Company will make available to its full time active employees in the Greeneville Hourly Bargaining Unit the Blue Cross Blue Shield Preferred or HMO health plan or its equivalent. Eligible employees must have completed sixty
  (60) calendar days of employment since their last hire date.

  See Exhibit F, page 38 for weekly premium rates for employees who elect to be covered by insurance.

  Employees eligible for extended insurance must pay the extended premium not later than thirty calendar days from last day worked.
   Subsequent premium payments must be made prior to the expiration date. If insurance coverage is not kept in effect by payment of premium, it will be reinstated automatically on the day employee returns to work.

                             ARTICLE XIV
                           RETIREMENT PLAN

  The Company will provide a 401(k) retirement Plan. The details of the Plan are found in the 401(k) document.

                             ARTICLE XV
                     DURATION AND TERMINATION OF
                              AGREEMENT

  This Agreement shall remain  in full force  and effect for  three
  (3) years from July 28, 1997 until June 24, 2000 and shall thereafter be continued from year to year unless notification of termination, modification, or amendment is given by either party by certified mail at least sixty (60) calendar days but not more than seventy-five (75) calendar days prior to the anniversary date of this Agreement. Upon receipt of such notice, a conference shall be held within fifteen (15) calendar days for the purpose of negotiating an extension, renewal or modification of this Agreement.

  It is also understood and agreed that the terms of this Agreement constitute the final determination of all matters subject to collective bargaining between the parties for the entire term of their Agreement, and that neither party may raise any issues for collective bargaining other than in accordance with the procedure established in this Agreement without the written consent of the other party of this Agreement.

  IN WITNESS THEREOF, the parties hereto execute this Agreement on the 24th day of July, 1997.

  FOR THE COMPANY                         FOR THE UNION

                       SUPPLEMENTAL AGREEMENTS

                       ALLOCATION OF STEWARDS

  1. There shall be one (1) Chief Steward assigned to the Plant. There shall be one (1) Steward on a shift other than the shift of the Chief Steward to serve in areas designated by the Union.

  2. There shall be a maximum ratio of one (1) steward for each sixty-five (65) employees within the bargaining group. Both Chief Steward and Steward will be included in computing this ratio.

  3. The Union will determine the number and allocations of stewards up to the maximum ratio and will advise the Company in writing what employees are serving as stewards and the areas which each are servicing. Changes may be made in the steward listing as required and the Union will advise the Company in writing of such changes. The Company will recognize as Stewards only those employees concerning whom official notification has been given by the Union.

  4. The Union agrees that while they will determine the area of jurisdiction of each steward they will not assign a disproportionately large number of stewards to any area or work group.

                          REWORK OPERATIONS

  1. Rework shall include the doing over of work previously performed by employees of Circuit Systems of Tennessee, a Tennessee Limited Partnership, whether due to model change, engineering change, faulty workmanship, or schedule change. Drilling of printed circuit boards will be considered Rework.

  2. Such work will be performed by whatever bargaining unit employees Management shall assign to such work and they will receive the rate of pay of the classification for which they are currently classified when assigned to work. Employees working outside their regularly assigned classifications will be subject to displacement by the most senior employees currently in the classification affected by a temporary lay-off.

  3. In case of temporary lay offs when rework is to be performed, the most senior employees actively in the classification who are subject to such temporary lay off will be assigned to the rework. However, no employees who are engaged in a rework assignment at the time a temporary lay off occurs will be displaced by other employees subject to such temporary lay.

  4. All overtime performed on rework basis shall be charged to individual employees as being worked in their own classification for distribution purposes of the Labor Agreement.

  5. The above provisions shall be applied to employees within a particular plant but in the event of a more than one plant operation, said plants shall not be combined for application of this Supplemental Agreement.

  6. Non-production classifications are not covered by this language for rework operations.

                        PILOT RUN OPERATIONS

  1. When a pilot run is to be made the Union Chief Steward of the area involved will be advised as to quantity, model, customer name and release date.

  2. It is understood, should the first run necessitate radical changes or even a number of minor changes, Management reserves the right to produce other "pilot runs" of the same instrument if deemed necessary.

  3. "Pilot run" work is recognized as non bargaining unit work and may be performed in part or entirely by non unit personnel. Assignment of bargain unit personnel to such work will be optional with the individual employee. If bargaining unit employees accept pilot run assignments and should overtime be involved, same will be credited to the employee's overtime account.

  4. Management shall assign available employees, unit or non unit, to such work and they will receive the rate of pay of the classification for which they are currently classified when assigned to the work. Such assignment shall not conflict with item 3 above.

  5. The Company is in no way production-wise restricted in location, time, product, quantity, personnel used, or in any other manner, except as hereby specifically agreed.

  6. When an assembly position for pilot run is assigned a bargaining unit employee, said bargaining unit employee will continue to be assigned that particular position through balance of that particular pilot run. In case said employee is not available, Management may use anyone available, unit or non unit.

  IN WITNESS WHEREOF, the parties hereto execute this Agreement on the 24th day of July, 19

  FOR THE COMPANY                         FOR THE UNION

                              EXHIBIT A
                           CLASSIFICATIONS

  Labor                                                         Job
  Grade     Job Classification                                 Code

  4         Occupancy Attendant                                 302
            Inspector
       4001

  5         P.C.B. Operator                                    5002

  6         Relief Operator                                    2007
            P.C.B. initial Inspector                           6001

  7         P.C.B. Machine S/U                                 6000
            Stockman                                            516

  8         Etching Equipment Attendant
       8001
            Wet Process Attendant                              8002

  9         Hourly Team Leader                                  260

  12        Electro-Mechanical Technician                      1203
            Tool & Die                                         9000

                             EXHIBIT B-1

                         WAGE RATE SCHEDULE
             EFFECTIVE JUNE 24, 1997 THRU JUNE 24, 1998

                1      3      5      7      9     11     13     15
 Grd   Base    Mos.   Mos.   Mos.   Mos.   Mos.   Mos.   Mos.   Mos.
  4    8.10    8.28   8.40   8.60
  5    8.19    8.34   8.54   8.73
  6    8.28    8.46   8.61   8.81   8.88
  7    8.36    8.55   8.73   8.91   8.99   9.06
  8    8.58    8.68   8.82   8.99   9.15   9.22
  9    9.22    9.36   9.45   9.55   9.62   9.74   9.74   9.83   9.93
 10    9.45    9.55   9.62   9.74   9.83   9.83   9.83  10.01  10.14
 11    9.62    9.74   9.83   9.93  10.01  10.01  10.01  10.14  10.31
 12   11.99   12.10  12.23  12.36  12.36  12.46  12.65  12.78  13.00

                             EXHIBIT B-2

                         WAGE RATE SCHEDULE
             EFFECTIVE JUNE 24, 1998 THRU JUNE 24, 1999

                1      3      5      7      9     11     13     15
 Grd   Base    Mos.   Mos.   Mos.   Mos.   Mos.   Mos.   Mos.   Mos.
  4    8.34    8.53   8.65   8.86
  5    8.44    8.59   8.80   8.99
  6    8.53    8.71   8.87   9.07   9.15
  7    8.61    8.81   8.99   9.18   9.26   9.33
  8    8.84    8.94   9.08   9.26   9.42   9.50
  9    9.50    9.64   9.73   9.84   9.91  10.03  10.03  10.12  10.23
 10    9.73    9.84   9.91  10.03  10.12  10.12  10.12  10.31  10.44
 11    9.91   10.03  10.12  10.23  10.31  10.31  10.31  10.44  10.62
 12   12.35   12.46  12.60  12.73  12.73  12.83  13.03  13.16  13.39

                             EXHIBIT B-3

                         WAGE RATE SCHEDULE
             EFFECTIVE JUNE 24, 1999 THRU JUNE 24, 2000

                1      3      5      7      9     11     13     15
 Grd   Base    Mos.   Mos.   Mos.   Mos.   Mos.   Mos.   Mos.   Mos.
  4    8.59    8.79   8.91   9.13
  5    8.69    8.85   9.06   9.26
  6    8.79    8.97   9.14   9.34   9.42
  7    8.87    9.07   9.26   9.46   9.54   9.61
  8    9.11    9.21   9.35   9.54   9.71   9.79
  9    9.79    9.93  10.02  10.14  10.21  10.33  10.33  10.42  10.54
 10   10.02   10.14  10.21  10.33  10.42  10.42  10.42  10.62  10.75
 11   10.21   10.33  10.42  10.54  10.62  10.62  10.62  10.75  10.94
 12   12.72   12.83  12.98  13.11  13.11  13.21  13.42  13.55  13.79

                            EXHIBIT C
                      UNION DUES AUTHORIZATION

  To Circuit Systems of Tennessee, a Tennessee Limited Partnership,
  EMPLOYER
  ____________________, Tennessee

  I hereby assign from my earnings now or hereafter payable to me from the Employer, to Local 796 of the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers, AFL-CIO, a sum equal to Union membership dues and, if owing by me, an initiation fee, as certified to the Employer by the Local.

  This  Assignment  and  Authorization   is  voluntarily  made   in
  consideration of the costs of representation and collective bargaining and is not contingent upon my membership in the Local.

  Pursuant to this assignment and irrespective of my present or future membership status in the Union, I authorize and direct you to deduct, while I am employed in the represented bargaining unit of the Employer, such a sum equal to membership dues and, if owing by me, an initiation fee, as certified to the Employer by the Local.

  Regardless of my membership status in the Local, this Agreement and Authorization shall be irrevocable from its effective date to the anniversary date of the collective bargaining Agreement between the Employer and the Local or until the date on which the Agreement terminates, whichever is earlier. I agree and direct that this Assignment and Authorization shall be automatically renewed, and shall be irrevocable for successive one (1) year periods from anniversary date to anniversary date of the collective bargaining Agreement. This Assignment and Authorization may be revoked by written notice by individual certified mail, given by me to the Employer and the Local, postmarked not more than fifteen (15) calendar days immediately preceding the anniversary date of the collective bargaining Agreement between the Employer and Local. This authorization will be automatically renewed to the next anniversary date if such notice is not received.

  This Authorization  and Assignment  supersedes all  previous
  Authorization and Assignments.



      ________________________________________
      SIGNATURE OF EMPLOYEE

      For purposes of this assignment during the 1997-2000 period, the anniversary date of the collective bargaining Agreement which is repeatedly referred to in the form shall be June 24th.

                              EXHIBIT D
                   MEDICAL DOWNGRADE AUTHORIZATION


  Date:   __________________________


  This is to certify that I, ________________________________

  SS# ___________________ request a Medical Downgrade from the classification of _______________________________________________

  I understand I will hold this upgraded seniority for a period of one (1) year from date of doctor's statement submitted and may return to the classification within this period of time if released by the doctor providing I have sufficient seniority. After the one (1) year period, I relinquish the upgraded seniority and may return to the classification through the bid procedure only as outlined in the Labor Agreement.

      ________________________________
      Employee

      _________________________________
      Date

      _________________________________
      Witness

 cc:  Union
      File
      Employee

                              EXHIBIT E
                    REASONABLE SUSPICION TESTING

  A.  Grounds

      Reasonable suspicion testing may be based upon, among other things:

      1. Observable phenomena, such as direct observation or alcohol use or possession and/or the physical symptoms of being under the influence of a drug or alcohol.

      2.    A pattern of abnormal conduct or erratic behavior.

      3. Conviction for a drug-related or alcohol-related offense, or the identification of an employee as the focus of a criminal investigation into illegal drug possession, use or trafficking.

      4. Information provided either by reliable and credible sources or independently corroborated.

      5. Serious injury to the employee or another employee which results in lost time.

  B.  Procedures

      If an employee is suspected of using drugs or alcohol at the work place or reports for work under the influence of drugs or alcohol, supervision is responsible for taking the following action:

      (I) The supervisor will notify the appropriate steward or chief steward. If both are unavailable, the supervisor will call the representative designated by the Union.

      (ii) If medical personnel are on the premises, the supervisor must consult the Company nurse or Company doctor and relay all information, facts and circumstances leading to and supporting his suspicion to medical personnel. The supervisor and the Union official notified will then request that the employee accompany them to the nurse or doctor. The nurse or doctor will at that point conduct their own medical investigation and determine if a drug/alcohol test is in order (e.g. it may not be if prescription drugs are in use). Should a test be deemed appropriate, the employee will be asked to sign a consent form and will be advised that a positive test outcome confirming the presence of drugs or alcohol will not necessarily result in discipline. For instance, an employee who tests positive may be referred to the Employee Assistance Program or other organization for help (e.g. Alcoholics Anonymous). Employees, however, may face discipline up to and including discharge for repeated positive test results. Any employee who refuses to consent to a test under the aforementioned circumstances will be terminated for insubordination in accordance with Plant Rules.

      (iii) If medical personnel are not on the premises, the supervisor must notify the appropriate Union official and confer with a higher level of supervision and relay all information facts and circumstances leading to and supporting his suspicion to said higher level supervisor. When the higher level supervisor agrees with the supervisor's reasonable suspicion, both will then request that the employee accompany them and the Union official to a private office and review their suspicions with the employee. Based upon this discussion, supervision may decide that an appropriate drug or alcohol test is appropriate (e.g. it may not be if prescription drugs are in use). Supervision will then request that the employee sign a consent form and accompany them to an appropriate testing site. At this point, the same rules regarding positive test results, repeat positive test results and refusal to consent to a test as outlined in subparagraph B (ii) apply.

 C.   Supervisory Training

      Supervisors will be trained t o address drug and alcohol use or abuse by employees, to recognize facts that give rise to a reasonable suspicion, and to document facts and circumstances to support a finding  of reasonable suspicion.
       Union officers, chief stewards and stewards will be invited
      to attend  the  same  training.    Failure to  receive  such
      training, however, shall not invalidate otherwise proper reasonable suspicion testing.

  D.  Testing Procedures

      (I)   Chain of Custody

            The testing laboratory will ensure that a proper "chain of custody" is maintained throughout the testing process. Both parties will agree upon an appropriate testing site and testing laboratory.

      (ii)  Privacy Assured

            Should any individual be subject to urine testing under this policy, he/she shall be permitted to provide a urine specimen in private, and in a test room, stall or similar enclosure so that the employee is not observed while providing the sample. Collection site personnel of the same gender as the individual tested, however, may observe the individual provide the urine specimen when such personnel have reason to believe that the individual may alter or substitute the specimen to be provided.

      (iii) Test Results

            Upon receipt, the Company will share the results of any test with the Union.

      (iv) If an employee undergoes a test and the test results are reported negative, the employee will be reimbursed for any and all lost time incurred.

  E.  Non-Discriminatory Impact

            Both the Company and the Union agree that this program is not to be used to discriminate against or harass employees.

                      CONSENT FORM FOR ALCOHOL,
                    DRUG AND SUBSTANCE SCREENING

      I hereby consent  for the Company  to collect  blood, urine, hair, breath or saliva samples from me and to conduct other necessary medical tests to determine the presence or use of alcohol, drugs or controlled substances. Further, I give my consent for the release of the test results, and other relevant medical information to authorized Company management for appropriate review. I also understand that, if I refuse to consent, I shall be terminated from employment.


  AGREED TO:  __________________________________
                        Signature

              __________________________________
                        Date

              __________________________________
                        Witness

              __________________________________
                        Date

  REFUSED:    __________________________________
                        Signature

              __________________________________
                        Date

              __________________________________
                        Witness

              __________________________________
                        Date
  Reasons for
  Refusal:

       ____________________________________________________________

  _________________________________________________________________

  _________________________________________________________________

  _________________________________________________________________

                             EXHIBIT F
                      WEEKLY INSURANCE PREMIUMS

  Weekly employee contributions for coverage are as follows:

  Coverage            Duration of Agreement
  Employee Only             $8.00
  Employee +1              $18.00
  Employee +2 or more      $24.00

  Employee Life Insurance, AD&D  - $25,000

  S & A benefits of $135 per week for 26 weeks in accordance with the policy.


                             APPENDIX I

                          WEEKEND OVERTIME

  Employees will be solicited by having supervision solicit the low
  employee  regardless  of  shift.     This  will  assist  in   the
  equalization of overtime in-department with multiple shifts.

  There will be times when the need for overtime is not known until Friday - in such instances the first shift will be solicited - regardless of which shift is low. It is hoped that this will not be a frequent occurrence and if it does happen the low shift will be given the next opportunity to work the overtime. This procedure makes no changes in the contract language - only in the method used to solicit in-department overtime.


  If any major problem needs to be addressed at any time, the two parties will discuss the problem as soon as possible. If resolution to the problem cannot be reached, the issue can be handled through the grievance procedure.

                             APPENDIX II

                     LETTERS OF UNDERSTANDING

  A.   TEMPORARY UPGRADE TO SUPERVISORY POSITION

  If an hourly employee works in a salaried position on a temporary basis and the work is performed on an overtime basis the employee will be charged as having worked the hours within his current classification. This will prevent the problem of the employee getting two opportunities to work the overtime.

  B.   JOB BIDS

  Based on our understanding in contract negotiations, if an employee bids on an opening and prior to being awarded the job withdraws his bid, he shall not be charged with a voluntary downgrade pursuant to Article V, Section 9 of the Labor Agreement. If he withdraws his bid, after being awarded the job however, he shall be charged with exercising his "voluntary downgrade" and shall not be eligible to exercise his voluntary downgrade again for six (6) months.

  C.   EMPLOYMENT PRACTICE

  Any former Philips employee (who was actively working for Philips on June 1, 1997 or laid off subject to recall) will be given consideration for preferential hiring as a new employee. If hired, seniority shall begin on the date of hire with Circuit Systems of Tennessee, a Tennessee Limited Partnership. Selection of applicants for hire will be at the discretion of the Company.

  AUTHORIZATION FOR ASSIGNMENT FOR CHECKOFF OF CONTRIBUTIONS TO IUE-COPE To _____________________________________________________
                        Company Name

       I hereby assign to IUE-COPE, from any wages earned or to be earned by me as your employee, the sum of (check one)

           o   $1.00   o  $1.50    o   $2.00    o $2.50   o   Other            o

  each and every month. I hereby authorize and direct you to deduct such amounts from my pay and to remit same to IUE-COPE at such times and in such manner as may be agreed upon between you and the union at any time while this authorization is in effect.

       This authorization is voluntarily made. I understand that the signing of this authorization and the making of payments to IUE-COPE are not conditions of membership in the union or of employment with the company, that I have the right to refuse to sign this authorization and contribute to IUE-COPE without any reprisal, and the IUE-COPE will use the money it receives to make political contributions and expenditures in connection with federal, state and local elections, and that monies contribute to IUE-COPE constitute a voluntary contribution to a joint fund-raising effort by the IUE and AFL-CIO.

       I also understand that the guidelines for contributions to IUE-COPE set forth above are merely suggestions, that I can contribute more or less than the guidelines suggest, and that the union will not favor or disadvantage me based on the amount of my contribution or my decision not to contribute.


  Name (Print)  _____________________________
  Dated______________Soc.Sec.No._________________
  Address __________________________________
  Signature_______________________________________
  City ____________  State ______ Zip _________
  Local ______ Plant ___________ Dept. _______


  IUE-COPE is an independent political committee created by the IUE. This committee does not ask for or accept authorization from any candidate and no candidate is responsible for its activities. Contributions or gifts to IUE-COPE are not deductible as charitable contributions for federal income tax purposes.

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